EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2008, relating to the financial statements and effectiveness of internal control over financial reporting of Oncothyreon Inc. (which reports express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Instruments, effective January 1, 2007, as discussed in Note 3 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, as discussed in Note 2; and expresses an adverse opinion on the effectiveness of Oncothyreon Inc.’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Edmonton, Alberta, Canada
March 20, 2008